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                                                                     Exhibit 5.1

                                 ATER WYNNE LLP
                          222 S.W. Columbia, Suite 1800
                             Portland, Oregon 97201
                              (503)226-1191 (phone)
                               (503)226-0079 (fax)

                                 April 23, 2002

Board of Directors
Planar Systems, Inc.
1400 N.W. Compton Drive
Beaverton, OR  97006

Lady and Gentlemen:

         In connection with the registration of 620,782 shares of common stock, no par value (the "Common Stock"), of Planar Systems, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on April 24, 2001, and the proposed offer and sale of the Common Stock pursuant to the terms of the DOME imaging systems, inc. 1991 Stock Plan, as amended, and DOME imaging systems, inc. 2001 Stock Plan, as amended (collectively, the "DOME Plans"), both as assumed by the Company, we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

         Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the DOME Plans, when such shares have been delivered against payment therefor as contemplated by the DOME Plans, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                                                     Very truly yours,


                                                     /s/ Ater Wynne LLP
                                                     Ater Wynne LLP